EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333‑214447 and 333-270964) on Form S-3 and in the registration statements (Nos. 333‑186306, 333‑258979 and 333-229976) on Form S-8 of our reports dated February 26, 2025, with respect to the consolidated financial statements of Western Midstream Partners, LP and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
February 26, 2025